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                                                                    Exhibit 99.1


REPLIGEN                                        Repligen Corporation
                                                117 Fourth Avenue
                                                Needham, Massachusetts 02494

                                                Telephone:  781-449-9560
                                                Telefax:    781-453-0048


CONTACT:
     WALTER C. HERLIHY, PH.D.                              JONATHAN FASSBERG
                                   (INVESTORS)
     PRESIDENT AND CHIEF EXECUTIVE OFFICER                  THE TROUT GROUP
     (781) 449-9560, EXT. 2000                         (212) 477-9007, EXT. 16


        REPLIGEN ACQUIRES CTLA4 PATENT RIGHTS FROM TOLERANCE THERAPEUTICS

NEEDHAM, MA -- MAY 18, 2000 -- Repligen Corporation (Nasdaq: RGEN) announced today that it has acquired rights to a U.S. patent application broadly claiming the use of CTLA4-Ig in immune-based diseases and organ transplantation. The rights were acquired from Tolerance Therapeutics, LLC, a company formed by Dr. Jefferey Bluestone, a named inventor on the application.

Dr. Bluestone was the first investigator to demonstrate that CTLA4-Ig was effective in an animal model of disease. In a seminal paper published in SCIENCE in 1992 (v. 257, pp. 789-792) Bluestone transplanted insulin-producing cells from healthy mice into diabetic mice and monitored their ability to control blood sugar. Untreated mice rejected the transplant within one week; however, mice treated with CTLA4-Ig for two weeks showed no sign of rejection even after the CTLA4-Ig treatment was discontinued. These data demonstrated for the first time that CTLA4-Ig has the potential to be used as an immunosuppresive drug and that it may induce tolerance - maintenance of the immune suppression after withdrawal of the drug.

Following these initial observations, CTLA4-Ig has been shown by numerous research groups to have activity in animal models of solid organ transplantation (heart and kidney), bone marrow transplantation and autoimmune diseases such as lupus and multiple sclerosis. In 1999 Repligen announced the results of a Phase 1 clinical trial in which CTLA4-Ig was shown to block rejection (Graft versus Host Disease) in bone marrow transplantation.

"This acquisition strengthens our CTLA4-Ig patent position," said Walter C. Herlihy, Ph.D., President and CEO of Repligen. "CTLA4 is acknowledged as a key mediator of the immune response and may be capable of inducing tolerance, a long sought goal not possible with current immuosuppressive agents. We are currently planning expanded testing of CTLA4-Ig in Phase 2 clinical trials."


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CTLA4-Ig is a derivative of a natural immune cell protein (CTLA4), which is capable of blocking immune responses. A key characteristic which distinguishes CTLA4-Ig from other approaches to immune suppression is its ability to induce tolerance to specific immune responses. Induction of tolerance may allow for the treatment of immune disorders without globally compromising the ability of the immune system to mount a response to an infection.

Additional inventors named on this patent application include scientists from Bristol-Myers Squibb Corporation (BMS). If a patent is issued, it will be jointly owned by Repligen and BMS and both parties will have unrestricted rights to practice the invention without obligation to the other.

Repligen Corporation develops new drugs for autism, organ transplant and cancer. Repligen also manufactures and markets a set of patented products based on Protein A, which are used by the pharmaceutical industry to produce therapeutic antibodies. Its corporate headquarters are located at 117 Fourth Avenue, Needham MA, 02494. Additional information may be requested from www.repligen.com.

This press release contains forward-looking statements based on current management expectations. There are certain key factors which could cause future results to differ materially from those anticipated by management. Such factors include, but are not limited to: uncertainty in the realization of future revenues, the uncertain timeline for clinical activity, results of pending or future clinical trials, the Company's ability to continue to establish collaborative arrangements with third parties, the Company's ability to maintain financial stability, the technical risks associated with development and manufacture of clinical products, the fact that there can be no assurances that patents relating to the Company's potential products will afford adequate protection to the Company, the risks of technological change and competition, and the competitive environment of the biotechnology and pharmaceutical industries. These factors are more fully discussed in the Company's periodic filings with the Securities and Exchange Commission.

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